EXHIBIT 99.1

Oakley's Second Quarter Earnings Per Share, Excluding Previously Announced Restructuring Charges, Exceed Analysts' Consensus Estimate

Significant Double-Digit Growth in Optics and Retail Drives Record Quarterly Sales

 Selected Second Quarter Highlights
 ----------------------------------
 - Net income totaled $0.26 per diluted share, including a footwear restructuring charge of $0.03 and losses of $0.02 related to the change in fair value of foreign currency derivatives
 - Total net sales increased 19.4 percent over Q2 2005 to a quarterly record $203.6 million
 - Optics net sales increased 20.9 percent over Q2 2005 to a quarterly record $158.5 million
 - U.S. retail net sales increased 48.7 percent over Q2 2005 to a quarterly record $45.4 million

FOOTHILL RANCH, Calif., July 20, 2006 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its second quarter ended June 30, 2006. Second quarter net sales increased 19.4 percent, to a quarterly record $203.6 million, compared with $170.5 million in the same period of 2005.

Net income for the second quarter totaled $17.9 million, or $0.26 per diluted share, including an after-tax restructuring charge of $2.1 million, or $0.03 per diluted share, related to the company's footwear business and unrealized fair value losses of approximately $1.5 million on an after-tax basis, or $0.02 per diluted share, related to the change in fair value of foreign currency derivatives recorded in accordance with SFAS 133. Analysts' consensus estimate for the second quarter, which does not include the $0.03 per diluted share footwear restructuring charge, is $0.27 per share. Net income earned in the second quarter of 2005 totaled $24.0 million, or $0.35 per diluted share, including unrealized fair value gains on foreign currency derivatives of approximately $3.7 million, or $0.05 per diluted share.

"Our strong second quarter performance reflects early success against the strategic initiatives we articulated at the beginning of the year," said Scott Olivet, chief executive officer, Oakley, Inc. "The growth of Oakley's optics business was driven by strong demand for the company's sunglass products including the successful launch of our first women's eyewear collection, the acquisitions of Oliver Peoples and The Optical Shop of Aspen (OSA), and significant double-digit increases within each of our retail platforms."

"While we benefited from these early successes, we made investments in several initiatives including repositioning our apparel platform, research and development, beginning the integration of our recent acquisitions, consolidating our European warehouse operations, and demand creation," Olivet continued. "As previously stated, we intend to continue making investments during the second half of 2006 concentrating on the continued acceleration of our product development, retail expansion, re-branding Sunglass Icon and brand marketing including the re-launch of the oakley.com Web site. All of these investments are expected to position us for sustained, profitable growth."

Additionally, the company announced that it signed a new, three-year contract with Luxottica Group S.p.A. (NYSE:LUX) (MTA:LUX) establishing commercial terms retroactive to January 1, 2006 through December 31, 2008. "While this new agreement solidifies a long-standing relationship, I am even more pleased with both management teams' renewed commitment to showcasing each company's multi-branded offerings in our respective retail channels," concluded Olivet.

Product Category Net Sales

Net sales of Oakley optics totaled $158.5 million in the second quarter of 2006, an increase of 20.9 percent compared with $131.1 million in the same period of 2005. This growth was driven by strong demand for the company's sunglass products including the successful launch of its first women's eyewear collection; incremental sales from the acquisition of Oliver Peoples and OSA; and strong contribution from the prescription eyewear business. These increases were partially offset by a decline in electronics sales.

Second quarter net sales of Oakley apparel, footwear and accessories (AFA) totaled $30.5 million, including the impact of a $1.8 million returns and discounts accrual related to the company's footwear restructuring announced on February 9. Second quarter AFA net sales of $30.5 million represented an increase of 2.5 percent compared with net sales of $29.8 million in the second quarter of 2005.

Second quarter net sales of other brands, which consists of non-Oakley products sold through the company's Sunglass Icon and OSA retail stores, increased 52.6 percent to $14.6 million from $9.5 million in the second quarter of 2005.

Channel Net Sales

Total U.S. second quarter net sales increased 24.3 percent to $119.9 million, compared with $96.4 million during the second quarter of 2005. Net sales to U.S. wholesale customers totaled $74.4 million in the second quarter, a 12.9 percent increase compared with $65.9 million in the comparable 2005 period, driven by a significant increase in optics sales, partially offset by a significant double-digit decline in AFA net sales. Oakley's U.S. retail net sales, which for reporting purposes include the company's e-commerce and telesales business, increased 48.7 percent to $45.4 million, compared with $30.6 million in the second quarter of 2005. The retail sales growth included a high single-digit increase in comparable store sales, the contribution of new stores opened during the last twelve months and incremental sales from the acquisitions of Oliver Peoples and OSA.

In the company's international markets, net sales were $83.7 million, a 13.0 percent increase from net sales of $74.1 in the second quarter of 2005. A weaker U.S. dollar relative to foreign currencies increased reported international net sales growth by 1.0 percentage points. The company's EMEA (Europe, Middle East and Africa) region experienced significant double-digit optics growth, partially offset by a slight decline in AFA net sales. The Americas (non-U.S.) region reported significant double-digit growth in optics and AFA. Asia Pacific saw a slight decline in its optics sales and a significant double-digit decline in its AFA business due primarily to a disproportionate impact of the footwear restructuring charges.

Gross Margins, Operating Expenses, Tax Rate

Second quarter gross profit as a percentage of net sales was 56.4 percent compared with 62.7 percent in the comparable period of 2005. Non-GAAP gross margins in the second quarter of 2006 and 2005, which exclude footwear restructuring charges and changes in fair value of foreign currency derivatives, were 58.5 percent and 59.5 percent, respectively. This decline reflects additional disposal of end-of-line products, higher sales returns and discounts, and inventory reserves, partially offset by a favorable mix shift toward optics products and retail channels.

Second quarter 2006 operating expenses totaled $86.7 million, representing 42.6 percent of net sales, compared to $71.7 million, or 42.0 percent of net sales, in the second quarter of 2005. The year over year increase in operating expenses included incremental expenses associated with the addition of Oliver Peoples and OSA, new Oakley and Sunglass Icon retail locations, increased compensation expenses including approximately $0.5 million of employee stock option expense reflecting the company's implementation of SFAS 123(R), higher demand creation expenses, and costs associated with the consolidation of certain European warehouses.

The company's tax rate in the second quarter was 35.0 percent compared to 31.5 percent in the second quarter of 2005 which benefited from a large state tax refund related to a prior period.

Balance Sheet

The company's consolidated inventory totaled $145.7 million at June 30, 2006 compared to $134.3 million at June 30, 2005. This increase reflects the company's acquisitions of Oliver Peoples and OSA, expanded retail operations, and increased electronics and spring apparel inventories, partially offset by a significant decline in footwear inventory. Accounts receivable, less allowances, totaled $103.4 million at June 30, 2006, compared with $98.7 million at March 31, 2006 and $94.7 million at June 30, 2005.

Stock Repurchase Program

During the second quarter, the company repurchased 425,518 shares of its common stock at an average price of $16.11 per share. Under the $20.0 million repurchase plan approved by the company's board of directors on March 15, 2005, the company has repurchased 1,141,103 shares at an average price of $14.98 per share. At June 30, 2006, $2.9 million remained available for future repurchases subject to favorable market conditions.

2006 Guidance

As a result of strong sales growth in the second quarter, the company increased its 2006 net sales growth guidance to approximately 13 percent from its previously stated expectation of at least 10 percent. Due to anticipated investments concentrated in the second half of the year, the company reaffirmed its 2006 earnings per share guidance of approximately $0.68 per diluted share. This earnings guidance does not include any footwear restructuring charges which are estimated to total approximately $4.1 million on an after-tax basis, or $0.06 per diluted share, for the full year.

Non-GAAP Financial Measures

This press release includes reference to 'Non-GAAP gross margin,' which excludes footwear restructuring charges and changes in fair value of foreign currency derivatives. Footwear restructuring charges include provisions for sales returns; markdowns for channel inventory; expensing of footwear specific tooling, displays and equipment; employee related charges; and, the liquidation of impacted inventories. The restructuring charges are principally included in net sales and cost of goods sold. Changes in fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives which the company has purchased as part of its program to mitigate risks due to fluctuation in currency exchange rates. Non-GAAP gross margins are presented to provide investors information in addition to the GAAP measure - gross profit as a percentage of net sales. The company believes that excluding the non-cash gains and losses from changes in fair value of these foreign currency derivatives, and the impact of the footwear restructuring charges, provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Oakley's management uses this information in reviewing product margins, product pricing decisions, and analyzing product category profitability. However, the company cautions investors to consider non-GAAP gross margins in addition to, not as a substitute for, or superior to, gross profit as percentage of net sales presented in accordance with GAAP. A reconciliation of this non-GAAP measure to the comparable GAAP measure is included in the accompanying financial data.

Conference Call Information

The company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Web cast at http://investor.oakley.com through July 20, 2007. A telephonic replay of the call will be available Thursday, July 20, through midnight July 27, 2006, and can be accessed from the United States and Canada at 866/266-2081 and from international locations at 703/925-2533; passcode: 84595.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through June 30, 2006 totaled US $691.1 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and typically identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions, or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters; the company's ability to identify and successfully execute cost control initiatives; the impact of quotas, tariffs, or safeguards on the importation or exportation of the company's products and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

NOTE: All references to prior period results reflect restated amounts as reported in the company's public filings with the U.S. Securities and Exchange Commission, which are available on the company's Web site at investor.oakley.com.

                                OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
            (in thousands except per share data, unaudited)

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                             -------------------   -------------------
                               2006       2005       2006       2005
                             --------   --------   --------   --------
 Net sales                   $203,583   $170,475   $355,282   $312,270
 Cost of goods sold            88,824     63,644    159,840    123,849
                             --------   --------   --------   --------
  Gross profit                114,759    106,831    195,442    188,421

 Operating expenses:
  Research and development      5,856      4,655     10,886      8,587
  Selling                      53,276     43,944     99,556     85,072
  Shipping and warehousing      5,359      4,380      9,906      8,669
  General and administrative   22,217     18,683     44,205     35,876
                             --------   --------   --------   --------
    Total operating expenses   86,708     71,662    164,553    138,204

                             --------   --------   --------   --------
 Operating income              28,051     35,169     30,889     50,217

 Interest expense, net            559         83        461         24
                             --------   --------   --------   --------
 Income before provision
  for income taxes             27,492     35,086     30,428     50,193
 Provision for income taxes     9,622     11,045     10,650     16,181
                             --------   --------   --------   --------
 Net income                  $ 17,870   $ 24,041   $ 19,778   $ 34,012
                             ========   ========   ========   ========
 Basic net income
  per share                  $   0.26   $   0.36   $   0.29   $   0.50
 Basic weighted average
  shares                       68,954     67,592     68,986     67,671

 Diluted net income
  per share                  $   0.26   $   0.35   $   0.28   $   0.50
 Diluted weighted average
  shares                       69,643     68,361     69,574     68,359

                                  -----------  ----------  -----------
                                   June 30,    December 31,  June 30,
                                     2006         2005         2005
 Selected Balance Sheet Data:     -----------  ----------  -----------
 (dollars in thousands)           (unaudited)              (unaudited)

 Cash and cash equivalents         $ 38,015     $ 82,157     $ 60,843
 Accounts receivable, less
  allowance for doubtful accounts   103,448       99,430       94,744
 Inventories                        145,701      119,035      134,309
 Accounts payable, accrued
  liabilities and income
  tax payable                       107,237       70,013       79,931
 Total debt                          34,014       22,080       23,700

 Other Operating Data:

 Net Sales                 Three months ended    Six months ended
 ---------                      June 30,             June 30,
                          -------------------   -------------------
                            2006       2005       2006       2005
                          --------   --------   --------   --------
                                   (dollars in thousands)
 By Product Category
 -------------------
  Optics                  $158,488   $131,132   $265,362   $226,303
  Apparel, Footwear and
   Accessories              30,543     29,806     67,324     70,138
  Other                     14,552      9,537     22,596     15,829
                          --------   --------   --------   --------
    Total                 $203,583   $170,475   $355,282   $312,270
                          ========   ========   ========   ========

 By Segment
 ----------
  U.S. Retail             $ 45,422   $ 30,553   $ 74,760   $ 52,085
  Wholesale                158,161    139,922    280,522    260,185
                          --------   --------   --------   --------
   Total                  $203,583   $170,475   $355,282   $312,270
                          ========   ========   ========   ========

 By Geography
 ------------
  United States           $119,859   $ 96,413   $200,920   $163,442
  International             83,724     74,062    154,362    148,828
                          --------   --------   --------   --------
   Total                  $203,583   $170,475   $355,282   $312,270
                          ========   ========   ========   ========

 Oakley Operated Retail Stores:
                                   At June 30,
 O Store                          2006     2005
 -------                          ----     ----
   U.S                              49       39
   International                     9        6

 Sunglass Icon
 -------------
   U.S                             113       92

 Oliver Peoples
 --------------
   U.S                               2       --

 The Optical Shop of Aspen
 -------------------------
   U.S                              14       --
                                  ----     ----
   Total                           187      137
                                  ====     ====

  Additionally, not included above are 13 O Store, 10 Sunglass Icon and 3 Oliver Peoples locations under license.

 Reconciliation of Non-GAAP Gross Margin
 to GAAP Gross Profit as a Percent of Sales
 ------------------------------------------

                                    Change in
                                    fair value    Footwear
                          Reported  of foreign    restruc-
                            under    currency     turing
                            GAAP    derivatives   charges     Non-GAAP
 Three months ended       --------  -----------   --------    --------
 June 30, 2006                       (dollars in thousands)
 ------------------
 Net sales                $203,583    $     --    $  1,825    $205,408
 Cost of goods sold         88,824      (2,242)     (1,333)     85,249
                          --------    --------    --------    --------
  Gross profit             114,759       2,242       3,158     120,159
  Gross profit % of
   net sales                  56.4%
  Non-GAAP gross margin                                           58.5%

 Three months ended
 June 30, 2005
 ------------------
 Net sales                $170,475    $     --    $     --    $170,475
 Cost of goods sold         63,644       5,429          --      69,073
                          --------    --------    --------    --------
  Gross profit             106,831      (5,429)         --     101,402
  Gross profit % of
   net sales                  62.7%
  Non-GAAP gross margin                                           59.5%

 Six months ended
 June 30, 2006
 ----------------
 Net sales                $355,282          --       1,825    $357,107
 Cost of goods sold        159,840      (3,407)     (1,333)    155,100
                          --------    --------    --------    --------
  Gross profit             195,442       3,407       3,158     202,007
  Gross profit % of
   net sales                  55.0%
  Non-GAAP gross margin                                           56.6%

 Six months ended
 June 30, 2005
 ----------------
 Net sales                $312,270          --          --    $312,270
 Cost of goods sold        123,849       9,392          --     133,241
                          --------    --------    --------    --------
  Gross profit             188,421      (9,392)         --     179,029
  Gross profit % of
   net sales                  60.3%
  Non-GAAP gross margin                                           57.3%

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          949-672-6985
          lallega@oakley.com

          PondelWilkinson
          Ron Parham, Investor Relations Counsel
          503-297-0202
          rparham@pondel.com